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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC  20549

                                _____________

                                   FORM 8-K
                                CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported):
                                February 9, 1996

                                 W.H. BRADY CO.

             (Exact name of registrant as specified in its charter)



        Wisconsin                   0-12730                 39-0178960
 (State or other jurisdiction  (Commission File           (IRS Employer
     of incorporation)             Number)                Identification
                                                             Number)


                    6555 West Good Hope Road, P. O. Box 571
                            Milwaukee, WI 53201-0571
                    (Address of principal executive offices)

                                 (414) 358-6600
              (Registrant's telephone number, including area code)







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Item 5.  Other Events.

     On February 9, 1996, the Brady USA, Inc. subsidiary of W. H. Brady Co. ("Brady") sent a formal offer to the Board of Varitronic Systems, Inc. ("Varitronic") to acquire Varitronic in a business combination transaction at a price of $16.00 per share in cash. Brady had previously requested an opportunity to meet with the Varitronic Board to discuss an offer. In its letter to Varitronic's Board, Brady stated that its offer would remain open only through February 13, 1996. The Varitronic Board is scheduled to meet on February 12, 1996. Brady also said that it would not increase the offer. A copy of Brady's letter is attached as Exhibit 1.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                W.H. BRADY CO.




February 9, 1996                                /s/ Donald P. DeLuca
----------------                                --------------------------------
Date                                            by:  Donald P. DeLuca
                                                     Senior Vice President and
                                                     Chief Financial Officer













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                                                                       EXHIBIT 1




                         [W.H. BRADY CO. LETTERHEAD]






                               February 9, 1996

Board of Directors
Varitronic Systems, Inc.
300 Interchange North
300 Highway 169 South
Minneapolis, MN 55426

Attention:  Scott M. Drill, President

Gentlemen:

The meeting between principals, Board representatives and financial advisors of Brady and Varitronic on February 7, 1996, was useful in furthering an understanding of our respective positions. Brady has considered the additional information you provided at that meeting and the further information you sent the next day. While we do not agree with a number of the assumptions underlying your projections, we have considered those projections together with our internally developed estimates.

As a result of our discussions and a final evaluation, Brady's Board of Directors has authorized an offer to acquire Varitronic at a value of $16.00 per share in cash. As we have previously communicated, we believe that there is both logic and a business fit to a combination of Varitronic with Brady; and that Brady is the logical buyer of Varitronic. We believe that the price offered is not only fair and in the best interests of the Varitronic shareholders, but that it is the best offer they will receive. It is also the highest offer that Brady will make.

We are hopeful that you will, in the exercise of your fiduciary duty, accept this offer at your Board meeting on February 12, and that we can proceed expediently to finalize and execute a definitive acquisition agreement. We are confident this process can be completed within two weeks.

We have been seeking a meeting with the Varitronic Board since December, but we have yet to receive any formal response. Because of our ongoing discussions of alternative supply arrangements with other companies, we now need to either move forward with this transaction or commit to other strategies. Thus, our offer of $16.00 per share will remain open for endorsement by your Board until 5:00 p.m. on February 13, 1996, at which time the offer will be withdrawn.



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                                    - 2 -







Varitronic Systems, Inc.                                        February 9, 1996



We hope that you will endorse acceptance of this offer, which we believe is in the best interests of both companies, their shareholders and employees.

                                                Sincerely,



                                                Katherine M. Hudson
                                                President & CEO


KMH:br